TRUST ACCOUNTING AGREEMENT

This TRUST ACCOUNTING AGREEMENT (“Agreement”) is made as of October 27, 2025, between the PFS Funds, a Massachusetts business trust, (“the “Trust”) on behalf of its series listed in Appendix A, and Paralel Technologies LLC, a Delaware Limited Liability Company, its successors and assigns (“Paralel”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, consisting of multiple series; and

WHEREAS, the Trust and Paralel desire to enter into an agreement pursuant to which Paralel shall provide the Services (as defined below) to each series of the Trust listed on Appendix A (each a “Fund,” and collectively, the “Funds”); and

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Paralel Appointment and Duties; Interpretation.

(a)	The Trust hereby appoints Paralel to provide the services set forth in Appendix B hereto, as amended from time to time, to the Fund(s) upon the terms and conditions hereinafter set forth (“Services”). Paralel hereby accepts such appointment and agrees to furnish the Services. Paralel shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Trust acknowledges that Paralel does not render legal, tax or investment advice and that Paralel is not a registered broker-dealer.
(b)	Paralel may employ or associate itself with such person(s) or organization(s) as Paralel believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of Paralel, and the Trust shall bear no cost or obligation with respect thereto; and provided further that Paralel shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.
2.	Paralel Compensation; Expenses.
(a)	In consideration for the Services to be performed hereunder by Paralel, the Trust shall pay Paralel the fees listed in Appendix C. Notwithstanding anything to the contrary in this Agreement, fees billed for the Services to be performed by Paralel under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined by Paralel to be materially different from what the Trust originally provided to Paralel. Fees paid to Paralel will be calculated and accrued daily and payable monthly by the Trust, including for any partial months in which this Agreement begins or terminates. On each January 1, (pro-rated for a previous partial year), all fees set forth in Appendix C or otherwise in this Agreement shall automatically be increased by a cost of living adjustment equal to 3% or the percentage increase in the Consumer Price Index published by the Bureau of Labor and Statistics of the United States Department of Labor, for the Denver-Aurora-Lakewood, CO region for the twelve-month period ending with the latest published month preceding January 1st (the “CPI”) plus 1.5%, whichever is greater. Paralel will provide notice to the Trust of the amount of such any such CPI adjustment at, prior to, or reasonably promptly
1 of 12

following its implementation. Any CPI adjustment not charged in any given year may be included in prospective CPI fee adjustments in future years.

(b)	Paralel will bear all expenses in connection with its provisions of Services under this Agreement, except as otherwise provided herein and in Appendix C. Paralel will not bear any of the costs of Trust personnel. Trust expenses related to the operations of a Fund (even if completed by Paralel) shall be borne by the Trust or a Fund’s investment adviser (or sub-adviser), including, but not limited to: initial organization and offering expenses; any secondary offering expenses; litigation expenses; expenses related to any requests from, or as otherwise required by, any regulatory body concerning the Trust or a Fund’s investment adviser (or sub-adviser); taxes; expenses relating to listing of any Fund’s securities on an exchange; expenses related to any tender offers or repurchase offers’ transfer agency and custodial expenses; interest; directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of the Trust’s existence; any printing, distribution, or delivery expenses related to materials in connection with meetings of the Trust’s trustees (including the cost of any third party board portal utilized for those purpose by Paralel); filing, printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and any other communications to shareholders or other third parties; securities pricing data; expenses incurred connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”), including costs of preparation, typesetting, XBRL-tagging, page changes and all other print vendor, document management, EDGAR conversion or other related charges, and any fees and expenses upon termination as provided in this Agreement, among others.
(c)	The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice. Except as provided in Appendix C, Paralel shall bill fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Paralel). Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.
3.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If Paralel is in doubt as to any action it should or should not take, Paralel may request directions, advice or instructions from the Trust or, as applicable, a Fund’s investment adviser, sub-adviser, custodian or other service providers.

(b)	Advice of Counsel. If Paralel is in doubt as to any question of law pertaining to any action it should or should not take, Paralel may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s independent board members, a Fund’s investment adviser, sub-adviser, or Paralel, at the option of Paralel).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions Paralel receives from the Trust or any service provider and the advice Paralel receives from counsel, Paralel may in its sole discretion rely upon and follow the advice of counsel. Paralel will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, Paralel will provide the Trust with a copy of such advice of counsel.

2 of 12

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	Paralel shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, Paralel, its affiliates and each of their respective directors, officers, control persons, employees and agents (any of Paralel, its affiliates, their respective officers, employees, agents and directors or such control persons, a “Admin Associate”) shall have no liability to the Trust, or a Fund or its shareholders for any action or inaction of a Admin Associate except to the extent such liability results directly from the bad faith, reckless disregard, gross negligence or willful misfeasance of the Admin Associate taken with respect to this Agreement.

(c)	The Trust agrees to indemnify and hold harmless the Admin Associates against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) of any Admin Associate directly or indirectly related to, arising out of or based upon (i) this Agreement or any activity related to or taken under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust, except that, in no case is the indemnity of an Admin Associate described in this section to be deemed to protect any Admin Associate against any liability to which such Admin Associate would otherwise be subject to due to such Admin Associate’s reckless disregard, willful misfeasance, bad faith or gross negligence in the performance of its duties.

(d)	Paralel agrees to indemnify and hold harmless the Trust, each Fund, and each of its trustees and officers (for purposes of this Section, the Trust, the Fund(s) and each of its directors and trustees and its controlling persons are collectively referred to as the “Trust Associate”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising directly out of an Admin Associate’s reckless disregard, willful misfeasance, bad faith or gross negligence taken in connection to this Agreement. In no case (i) is the indemnity of Paralel in favor of any Trust Associate to be deemed to protect any Trust Associate against any liability to which such Trust Associate would otherwise be subject by reason of reckless disregard, willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)	Paralel shall be entitled to rely on information and data provided by third-party service provider(s), including among others, pricing vendors, (whether or not selected by Paralel, Trust or the adviser), adviser, sub-adviser, custodian or other service provider to the Trust, as well as other authorized representatives of such parties, without further investigation or verification. Paralel may rely on any instruction, direction, notice, instrument or other information that Paralel reasonably believes to be genuine. Further, Paralel may rely on the advice of Trust counsel or its own counsel as it deems appropriate. In all such cases described herein, Paralel shall have no liability to and shall be fully indemnified by the Trust for any losses or claims occurring related to or otherwise arising from such reliance.

(f)	Notwithstanding anything in this Agreement to the contrary, (i) neither party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages; (ii) Paralel will not be liable for any trading losses, lost revenues, lost profits, whether or not such damages were foreseeable or Paralel was advised of the possibility thereof, and (iii) the maximum cumulative amount of liability of Paralel to the Trust arising out of the subject matter of,
3 of 12

or in any way related to, this Agreement shall not exceed the aggregate fees paid by the Trust to Paralel under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the claim.

(g)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Force Majeure. Other than as to payment obligations of the Trust, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.	Activities of Paralel; Web Portal.

(a)	The Services rendered by Paralel under this Agreement are not to be deemed exclusive and Paralel shall be free to render similar services to others. The Trust recognizes that, from time to time, directors, officers and employees of Paralel may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Paralel as part of their name and that Paralel or its affiliates may enter into administration, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

(b)	Paralel may require the Trust or its adviser to enter into an additional agreement or agree to certain terms of use relating to the creation of, or to obtain access to Paralel’s web portal. Paralel is not obligated to provide access to such web portal (and this Agreement does not create any such obligation). Paralel may discontinue or suspend the availability of any web portal at any time without prior notice; Paralel will endeavor to notify Trust as soon as reasonably practicable of such action if it occurs. If access is provided to a web portal, with or without the parties entering into additional agreements or terms of use, the Trust acknowledges that Paralel does not guarantee the accuracy of any information or services provided in or by the web portal. Further, the Trust acknowledges that Paralel and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from any claim, loss, or other damage (as otherwise described in Section 4(b)) arising directly or indirectly from the Trust’s or service providers’ use of the web portal and/or any information or service provided therein.

4 of 12

(c)	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in a Fund’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Trust or a Fund’s adviser/sub-adviser, as applicable.

(d)	The Trust agrees and acknowledges that Paralel’s performance of the Portfolio Compliance Testing (if applicable) shall not relieve the Trust or a Fund’s investment adviser or sub-adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and Paralel is not responsible and shall not be held liable for matter related to a Fund’s Portfolio Compliance, or any act or omission of a Trust, a Fund,, or a Fund’s adviser or sub-adviser, as applicable, related to such Portfolio Compliance.

7.	Accounts and Records. The accounts and records maintained by Paralel under this Agreement on behalf of the Trust shall be the property of the Trust. Paralel shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Paralel shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Paralel’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Paralel to the Trust at the Trust’s expense. Paralel shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by Paralel or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Trust agrees to cooperate with Paralel and take delivery of Trust records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Trust records to the Trust. .
8.	Confidential and Proprietary Information. Paralel agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust. Paralel further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where Paralel may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, Paralel shall use reasonable commercial efforts to request confidential treatment of such information. Paralel shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9.	Compliance with Rules and Regulations. Paralel shall comply (and to the extent Paralel takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which Paralel has knowledge (it being understood that Paralel is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Paralel). Except as set out in this Agreement, Paralel assumes no responsibility for such compliance by the Trust. Paralel shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services. Paralel shall make available its compliance personnel and shall provide at its own expense summaries
5 of 12

and other relevant materials relating to such program as reasonably requested by the Trust.

10.	Representations and Warranties of Paralel. Paralel represents and warrants to the Trust that:

(a)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(b)	It is empowered under applicable laws and by its Certificate of Formation and Operating Agreement to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Paralel or (b) any law applicable to Paralel.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to Paralel that:

(a)	It is a business trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end management investment company under the 1940 Act.

(b)	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to a Fund’s registration statement or adopt any policies which would affect materially the obligations or responsibilities of Paralel hereunder without the prior written approval of Paralel, which approval shall not be unreasonably withheld or delayed.
(e)	The (i) execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Paralel and Trust, this Agreement will be a valid and binding obligation of the Trust.

(f)	The officer position(s) filled by Paralel, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure
6 of 12

that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide Paralel with proof of current coverage, including a copy of the Policy, and shall notify Paralel immediately should the Policy be cancelled or terminated.

(g)	The Trust’s officer position(s) filled by Paralel (if any) are named officer(s) in the Trust’s corporate resolutions and are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

12.	Documents. The Trust has furnished or will furnish, upon request, Paralel with copies of the Trust’s Organizational Documents, advisory agreement(s), sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic reports and all forms relating to any plan, program or service offered by the Trust or a Fund. The Trust shall furnish, within a reasonable time period, to Paralel a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Paralel any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust, on behalf of its Funds, with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Paralel and the Trust shall regularly consult with each other regarding Paralel’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Paralel at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended (if applicable), and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.	Valuation, Custodians, and Pricing Services; Assistance with Regulatory Examinations.

(a)	Valuation Responsibilities and Pricing Services.

If set forth in the Services, Paralel may assist the Trust in calculating fair values and apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust (“Valuation Procedures”). This may include utilizing (i) pricing information from third-party pricing services, (ii) fair value pricing information from third-party pricing services to apply to prices pursuant to the Valuation Procedures, , and (iii) such other prices or valuations obtained from the Trust, the Adviser, Sub-Adviser, Valuation Designee of the Trust, third-party pricing service, or other third party, as directed by the Trust (collectively, any party providing pricing or valuation information to Paralel related to the Services described above, including, but not limited to, the Trust, the Adviser, Sub-Adviser(s), Valuation Designee of the Fund(s), third-party pricing service, or other third party as directed by the Trust, referred to as the “Trust Valuation Providers”).

The Trust acknowledges that, while Paralel may provide assistance with valuation calculations as provided in the Services and set forth in the Valuation Procedures, Paralel (i) does not provide valuations

7 of 12

with respect to the Trust’s securities (ii) does not and is not responsible for valuing a Fund’s securities, except to apply such calculations as set forth in the Services, (iii) does not verify any valuations provided to it by the Trust or any Trust Valuation Provider, and does not verify the existence of any assets referenced, but instead relies exclusively on information about prices, valuations and the existence of assets provided to it by the Trust or the Trust Valuation Providers, and (iv) shall have no responsibility and shall be without liability for, and be fully indemnified by the Trust, any claim, loss or damage arising with respect to pricing, valuation, verification, and/or existence of such securities held by a Fund or the Trust. The Trust further acknowledges that (i) the valuation of its securities remains the sole responsibility of the Trust; (ii) it is the Trust’s obligation to select and complete appropriate diligence on all pricing services, even if recommended or otherwise utilized by Paralel in its services, and (iii) Paralel is not the guarantor of the accuracy of the security prices received from any third-party pricing service or Trust Valuation Provider, and Paralel will not liable to the Trust for incorrect prices, errors, or other mistakes or issues (and shall be indemnified by Trust for any claims against or losses of Paralel related to such issues) occurring with respect to valuing the Trust’s assets or calculating the net asset value of the Trust when calculations are based upon inaccurate prices provided by pricing services, the Trust, or any Trust Valuation Provider.

(b)	Custodians and Verification. The Trust acknowledges that Paralel may rely on and shall have no responsibility to validate the existence of assets reported by the Trust, a Fund’s adviser, sub-adviser(s), Valuation Designee or a Fund’s custodian, other than Paralel’s completion of a reconciliation of the assets reported by such parties. The Trust acknowledges that it is the responsibility of the Trust to validate the existence of assets reported to Paralel. Paralel may rely, and has no duty to investigate the representations of, the adviser, sub-adviser, Trust, or the Trust’s custodian.

(c)	Examinations. Paralel shall provide reasonable assistance in connection with any examination of or inquiry related to the Trust or a Fund by a regulatory authority that includes a review of Trust records maintained by Paralel. Paralel reserves the right to charge a reasonable fee for such services at its discretion.

15.	Business Continuity Plan. Paralel shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Paralel shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

16.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).

(b)	Renewal Terms: If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively with the Initial Term, a “Term”) until terminated as provided herein.

(c)	Termination: Either party may terminate this Agreement, without payment of penalty, if upon at least ninety (90) days prior to the end of applicable Term it gives the other party a written notice of non-renewal and termination, with such termination coinciding at the end of the applicable Term or otherwise negotiated date.

8 of 12

(d)	Termination for Cause. Paralel or Trust may, by written notice to the other, terminate this Agreement if any of the following events occur:

(i)                   The other party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach.

(ii)                 The other party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) where the other party is the Trust, and Trust becomes subject to a material Action (as defined below) or an Action that Paralel reasonably determines could cause Paralel reputational harm (including any Action against an investment adviser, or other service provider of Trust), or (v) where the other party is Trust, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by Paralel or the assumptions set forth are determined by Paralel, in its reasonable discretion, to materially affect the services provided by Paralel. “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any government entity or authority.

If any such event occurs, the termination will become effective immediately, or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

(e)	Deliveries Upon Termination. Upon termination of this Agreement, Paralel agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Paralel gives notice of termination under this Agreement, it will continue to provide the Services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.
(f)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, the Trust agrees to pay to Paralel a reasonable fee (determined by Paralel) for Paralel’s services provided in connection with the Trust liquidating or converting to another service provider.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Paralel, or by Paralel without the prior written consent of the Trust (except for assignment by Paralel to an affiliate under common control).

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Colorado or the United States District Courts for the State of Colorado for the purpose of any action between the parties
9 of 12

arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

19.	Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

20.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

21.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Paralel:

Paralel Technologies LLC

1700 Broadway Suite 1850

Denver, Colorado 80290

Attn: General Counsel

Email:

To the Trust:

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Email:

22.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.	Entire Agreement. This Agreement, together with any Appendices embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Paralel may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

24.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is
10 of 12

held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

25.	Survival. The provisions of Sections 4, 7, 11(f), 11(g), 16 (as applicable), 18, 24 and this Section 25 hereof shall survive termination of this Agreement.

[signature page follows]

11 of 12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PFS Funds

a Massachusetts business trust

on behalf of each of its Funds listed on Appendix A

By: /s/ Jeffrey R. Provence

Name: Jeffrey R. Provence

Title: Trustee, Secretary and Treasurer

PARALEL TECHNOLOGIES LLC,

A Delaware limited liability company

By: /s/ Jeremy May

Name: Jeremy May

Title: Chief Executive Officer

12 of 12

APPENDIX A

LIST OF FUNDS

Potomac Managed Volatility Fund

Potomac Tactical Rotation Fund

Potomac Tactical Opportunities Fund

Potomac Defensive Bull Fund

Exhibit A-1

APPENDIX B

SERVICES

The below services to be performed by Paralel are included in the compensation noted on Appendix C.

Fund Accounting

▪	Calculate daily net asset values (NAVs) in conformance with generally accepted accounting principles and SEC regulations
▪	Apply security valuations provided by the Fund’s adviser, consistent with pricing and valuation policies
▪	Transmit NAVs to the adviser, NASDAQ, transfer agent, custodian and other third parties
▪	Reconcile cash & positions with the custodian, as applicable
▪	Provide data and reports to support preparation of financial statements and regulatory filings
▪	Maintain required accounting records in accordance with the 1940 Act
▪	Coordinate data reporting to outside agencies including Morningstar, etc.
▪	Calculate SEC standardized total return performance

Any addition of new services, or revision to, the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by Paralel. Paralel is not responsible for any services that are not specifically set forth above.

Exhibit B-1

APPENDIX C

FEES AND EXPENSES

 [Redacted]

Exhibit C-1

APPENDIX D

ADDITIONAL TERMS APPLICABLE TO DATA SERVICES

In addition to the terms and conditions otherwise contained in the Agreement, the following terms and conditions apply to any services requiring third-party valuation, pricing, or security level data, or any other reference or similar data (as defined generally below as “Data”) (herein referred to as “Data Services”).

1.	Provision of Services.

(a)	Paralel may engage third-party persons or organizations (referred to as a “Supplier”) to assist in the provision of its duties of providing the Data Services; provided that, in such event, Paralel shall not be relieved of any of its obligations otherwise applicable under the Agreement.

2.	Use of Data; No Warranty; Termination of Rights.

(a)	As part of the provision of the Data Services, Paralel may provide or utilize security and/or issuer level reference data, risk metrics calculations, liquidity data, taxonomy data and other similar holdings classifications, as well as pricing or other market data (collectively, the “Data”) that may be supplied by Paralel or a third-party Suppliers. Any Data being provided to the Trust by Paralel directly or by a Suppliers are being supplied to the Trust for the sole purpose of completion of the Data Services. The Trust may use the Data only for purposes necessary for the Data Services. The Trust does not have any license or right to use the Data for purposes beyond the Data Services, including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity or used by Trust in a third party hosted system except as to complete the Services.

(b)	The Trust acknowledges the proprietary rights that Paralel and its Suppliers have in the Data. Paralel and/or Supplier shall retain any intellectual property rights in the Data supplied to Trust in the provision of the Data Services under this Agreement. Trust acknowledges the confidentiality provisions of the Agreement applies to any Data provided by Suppliers as part of the Data Services.

(c)	When required in Paralel’s agreement with a Supplier (“Supplier Agreement”), the Trust acknowledges that such Supplier shall be considered a third-party beneficiary under this Agreement as it relates to the Data supplied by such Supplier in the Data Services and may enforce its rights under the applicable provisions of this Agreement. Upon termination of a Supplier Agreement or by request of Supplier (which may be communicated to Paralel, who shall notify the Trust), the Trust agrees to cease use of and delete any Data related to such Supplier Agreement from its systems, except as may be required by applicable law or regulatory requirements. Upon reasonable prior notice, Trust agrees to provide a Supplier with limited audit rights to reasonably ensure that Trust’s use of that Supplier’s Data (or its deletion, if applicable) is in accordance with the terms of this Agreement.

(d)	In reports or other materials created for the Trust or by the Trust using Data or as part of the Data Services, Paralel may require the inclusion of certain disclaimers that may be now or later required under a Supplier Agreement.

(e)	Paralel and its Suppliers shall have no liability to the Trust, any Fund, or other third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of Paralel to
Exhibit D-1

endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Data or related services.

(f)	The Trust acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Data Services. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(g)	The Trust shall indemnify Paralel and its Suppliers against and hold Paralel and its Suppliers harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against Paralel or its Suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither Paralel nor its Suppliers shall be liable for any claim or demand against the Trust by a third party related to the Data or provision of the Data Services.

(h)	Paralel and its Suppliers, nor the Trust shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(i)	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, Paralel AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

3.	Provisions applicable to Data from Suppliers containing evaluations.

(a)	In the event that the Trust at any time receives Data from Supplier containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:
i.	Evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which is best. No evaluation method, including those used by Supplier, may consistently generate approximations that correspond to actual "traded" prices of the instruments;
ii.	Supplier methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in Supplier’s software, databases, or methodologies that may cause resultant evaluations to be inappropriate for use in certain applications; and
iii.	The Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of use of evaluations and other pricing data provided via the Service in Trust’s applications, regardless of any efforts made by Supplier in this respect. The Trust shall indemnify and hold Supplier and Paralel completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the Data.

Exhibit D-2